                                                                     EXHIBIT 5.1



                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
               Telephone: (650) 493-9300 Facsimile: (650) 493-6811



                                FEBRUARY 13, 2003



PC-Tel, Inc.
8725 W. Higgins Road
Chicago, Illinois  60631

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 13, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,050,000 shares of your Common Stock (the "Shares") issuable under the PC-Tel, Inc. 1997 Stock Option Plan and 1998 Employee Stock Purchase Plan (together, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           /s/ WILSON SONSINI GOODRICH & ROSATI

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation